EXHIBIT 10.3

AGREEMENT FOR SEPARATION AND RELEASE

THIS AGREEMENT is entered into as of this 5th day of April, 2012 (the “Effective Date”) by and between James Banister (“Banister”), on the one hand, and SpectrumDNA, Inc., a Delaware corporation (“SpectrumDNA”), and SpectrumDNA Studios, Inc., a Delaware corporation (“SpectrumDNA Studios”) (SpectrumDNA and SpectrumDNA Studios collectively referred to herein as the “Company”).

RECITALS

WHEREAS, Banister was previously employed by the Company as President and Chief Executive Officer, currently serves as a member of the Board of Directors and is prepared to resign as director of the Company, and shall claim no further right to employment or compensation by the Company;

WHEREAS, Banister is prepared to enter into a transaction whereby SpectrumDNA will redeem certain equity securities of SpectrumDNA owned of record and beneficially by Banister in exchange for which the Company shall transfer to Banister certain intellectual property owned by SpectrumDNA and SpectrumDNA Studios, and pay Banister the sum of Seven Thousand Five Hundred Dollars ($7,500) (the “Transaction”); and

WHEREAS, the parties to this Agreement wish to clearly set forth the terms and conditions of the termination of Banister’s relationship with the Company.

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein, and for good and valuable consideration, the receipt and adequacy of which is acknowledged by each of the parties hereto, that parties agree as follows:

1.  Employment.  The parties agree that Banister’s employment with the Company was previously terminated and neither party shall have any further responsibility or liability thereunder including but not limited to Banister’s right to receive any further compensation from the Company whether accrued or nonaccrued as of the date hereof.

2.  Adequate Consideration.  Banister acknowledges and represents that the benefits and payments provided for in the Transaction constitute adequate consideration for the covenants, waiver and release in this Agreement.

3.  Waiver and Release of Claims by Banister.

(a)  Banister on behalf of himself and his marital community, heirs, family members, executors and assigns, hereby waives and fully and forever releases the Company and their affiliates, divisions, subsidiaries, and all of their respective directors, members, officers, agents, administrators, attorneys, representatives and employees, past and present, and each of their respective predecessors, successors and assigns (collectively, the “Released Parties”) from, and agrees not to sue, or otherwise institute, or cause to be instituted, any legal proceedings against the Released Parties concerning, any and all claims, duties, obligations, or causes of action, relating to any matters of any kind, whether known or unknown, suspected or unsuspected, contingent or non-contingent, contractual or otherwise, that he or she may have that arises from any omissions, acts or facts up until and including the Effective Date of this Agreement including, without limitation,

(i)  any and all claims relating to or arising from Banister’s employment relationship with the Companies and the termination of that relationship;

(ii)  any and all claims for wrongful discharge of employment, termination in violation of public policy, discrimination, breach of contract (both express and implied), breach of a covenant of good faith and fair dealing (both express and implied), promissory estoppel, negligent or intentional infliction of emotional distress, negligent or intentional misrepresentation, negligent or intentional interference with contract or prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, assault, battery, invasion of privacy, false imprisonment, and conversion;

(iii)  any and all claims for violation of the federal, or any state constitution, or other federal, state, or municipal statute or ordinance, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans With Disabilities Act, the Family and Medical Leave Act of 1993, the Equal Pay Act of 1963, Executive Order 11246, the Rehabilitation Act of 1973, the Uniformed Services Employment and Reemployment Rights Act of 1994, the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, the Fair Labor Standards Act, and all amendments to and regulations issued under each such Act, and all other claims arising under any other statutes, administrative regulations or legal doctrines governing employment or the termination thereof;

(iv)  any and all claims, pursuant to statute or otherwise, for attorneys’ fees and costs related to the released claims.

(b)  This release does not extend to (i)  Banister’s indemnification rights under the Company’s By-laws or Certificate of Incorporation or otherwise; or (ii) claims that, in accordance with applicable law, may not be released under this Agreement.

(c)  Banister represents that he has not filed any complaints or charges against any of the Released Parties with any governmental agency and has no lawsuit, claim, or action pending in his name, or on behalf of any person or entity, against the Company or any other of the Released Parties.

4.  Free and Voluntary Act of Banister.  Banister has a period of up to twenty-one (21) days to review and consider this Agreement.  If Banister elects to sign this Agreement before the expiration of twenty-one (21) days, Banister agrees that he will have done so voluntarily and knowingly.  Banister represents and warrants that, except as expressly stated in this Agreement, Banister did not rely upon any representation or statement by any Company representative or by any other of the Released Parties.  Banister has entered into this Agreement voluntarily and without duress or undue influence, with the full intent of releasing any and all claims as set forth in this Agreement.  Banister further acknowledges as follows:

(a)  Banister has read this Agreement.

(b)  Banister was advised in writing that (i) he should consult with an attorney before signing this Agreement; (ii) he has at least twenty-one (21) days to consider this Agreement and seven (7) days following the execution of this Agreement to revoke his signature; and (iii) this Agreement shall not be effective until the revocation period has expired.

(c)  Banister was represented in the preparation, negotiation, and execution of this Agreement by legal counsel of his own choice or voluntarily declined to seek such counsel.

(d)  Banister understands the terms and consequences of this Agreement and of the release it contains.

(e)  Banister is fully aware of the legal and binding effect of this Agreement.

5.  Revocation.  This Agreement may be revoked by Banister by providing written notice of revocation to the Company within seven (7) days of Banister’s execution of this Agreement.  Any revocation should be done in writing and sent via certified mail or via facsimile to David M. Kaye, Esq., Kaye Cooper Fiore Kay & Rosenberg, LLP, 30A Vreeland Road, Suite 230, Florham Park, New Jersey 07932, facsimile no. (973) 443-0609.  Such revocation must be received by Mr. Kaye prior to the expiration of the seven (7) day rescission period.

6.  No Admission of Liability.  This Separation and Release Agreement shall not be construed as an admission by the Company or Banister of any liability, breach of any agreement between the Company or Banister, or violation by the Company or Banister of any statute, law, or regulation.

7.  Governing Law.  This Agreement shall be governed by the laws of the State of Delaware.

8.  Entire Agreement and Severability.  The foregoing constitutes the entire agreement and understanding between the parties concerning Banister’s separation from the Company, and they supersede and replace any and all prior agreements and understandings concerning Banister’s relationship with the Company and his or her compensation by the Company.  This Agreement may not be changed orally, but only in writing signed by both parties.  If any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without provision.

9.  Counterparts.  This Agreement may be executed in counterparts, each of which shall be considered an original instrument, but all of which together shall be considered one and the same agreement.  The counterparts may be delivered by facsimile transmission or by electronic mail in portable document format (.pdf).

10.  Termination.   In the event the terms of the Transaction are not met on or before April 16, 2012, this Agreement and the rights and obligations hereunder shall terminate and be of no further force and effect.  In the event of termination, neither party shall be liable to the other for damages of any sort resulting solely from the termination of this Agreement in accordance with its terms.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

By:	/s/ James Banister
JAMES BANISTER

SPECTRUMDNA, INC.

By:	/s/ Rebecca Hershinger
Rebecca Hershinger
Chief Financial Officer

SPECTRUMDNA STUDIOS, INC.

By:	/s/ Rebecca Hershinger
Rebecca Hershinger
Chief Financial Officer